UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

JOURNAL OF RADIOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53780	27-0491634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 W. Charleston Blvd. Suite 110 Las Vegas, Nevada	89117
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 702-628-8989

2230 Michigan Ave.

Santa Monica, CA 90404

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On January 8, 2015, the Company accepted the resignations of Aaron Shrira as the Company’s Chief Executive Officer, President and member of the board of directors and Elana Berman-Shrira as the Secretary, Treasurer and member of the board of directors. These resignations did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.   Effective as of the same date the Company elected and appointed Fen Xing as Chief Executive Officer, Secretary, Treasurer and a member of the board of directors, Jian Zhang as Chief Operating Officer and a member of the board of directors and Yan Zhang as a member of the board of directors of the Company.

The following biographical information is provided:

Fen Xing, Chief Executive Officer, Secretary, Treasurer and a member of the board of director

Ms. Xing brings over 15 years of entrepreneurial business development and management/marketing experience. From 1999 to 2002, Ms. Xing acted as vice president for Japan plastic products Co. Ltd. Tianjin branch. Ms. Xing was appointed as chairman of the board of Beijing Net Technology Co., ltd. in 2005. In 2009 Ms. Xing set up the Beijing North Kidd energy equipment limited company and served as assistant general manager. This company merged in 2010 and Beijing actor Collier Energy Equipment Co. Ltd in Beijing actor Collier energy equipment limited company and she served as marketing manager responsible for the company’s marketing planning and sales work. In 2008, Ms. Xing assisted in the establishment of the small Lanting Pavilion private clubs in China World Trade Center district business Mong block center, classical furniture, luxury goods exhibition, held a private party. At the same time she also assisted Beijing client manager Shandong Zhongkai wind power equipment manufacturing Co., Ltd. financing work. In December 2014, Ms. Xing resigned from Collier Energy Equipment.

Education:

In 1997 October, Tianjin University Department of computer education. The database.

In1999 July Tianjin Foreign Studies University study. English level Four.

In 2003 October, Beijing foreign language school to learn business English, business English four levels of Japanese.

In 2007 12 School of economics and management of Beijing Jiaotong University attended EMBA (EMBA) Bachelor's degree

Jian Zhang, Chief Operating Officer and member of the board of director

Mr. Zhang, has over ten years of experience in analyzing management structures and finance. From 2006 to 2012, Mr. Zhang served as finance director as well as serving in other entry level positions of Hunan Fudizhiye Co., LTD. From 2013 to 2014, he served as a member of the board of directors of Changsha Sky Network Technology Co., LTD as well as participating in project construction and operations. In 2014, Zhang served as a member of the board of directors of Xiangxi Longchang

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Manganese Industry Co., LTD as well as assisting in the electrolytic manganese listing in Boce Commodity Exchange. September 2013, Mr. Zhang participated in the BOCE Commodity Exchange, commodities analyst qualification training and in November 2013, obtained the Senior management personnel qualification certificate. December 2013, he obtained the commodities analyst qualification. From 2004 to 2007, Mr. Zhang studied at China Central Radio and Television University, majoring in accounting professional.

Yan Zhang, member of board of director

Mr. Zhang, has over thirty years entrepreneurial experience in entertainment and medical industry. In 1985, Mr. Zhang assisted medical team involved in the agricultural economy in Peng Republic. In 1995 he participated in the 50th anniversary celebration of the United Nations Mission of China to the United Nations in New York, accompanied by the leadership of the heads of state reception. In 1998, Mr. Zhang organized by the famous painter solo exhibition at the United Nations, In 2012, he assisting in the Zuying concert held at the Austrian Embassy and In 2014, he organized the artist Zhang Yi who wrote solo exhibition in Paris. Mr. Zhang’s Civil aviation licenses & professional certifications include Advanced Certificate in 1993 national authority technology assessment.

Item 5.07 Submission of Matters to a Vote of Security Holders

On January 8, 2015, the Board of Directors and Majority Stockholders of the Registrant approved to amend the Registrant’s Articles of Incorporation to (i) change the name of the Corporation to Star Century Pandaho, Inc. (ii) effect a reverse stock split of all the Company’s outstanding Common Stock at a ratio of one-for-five thousand during the six month period following the date of the Special Meeting of Shareholders and (iii) amend the Corporation’s Articles of Incorporation to decrease the number of shares of common stock that the Corporation is authorized to issue from Five Billion (5,000,000,000) to One Hundred Fifty Million (150,000,000). The officers of the Company are instructed to file such amendment with the State of Nevada.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Document	Location

17.1	Aaron Shrira resignation letter dated January 8, 2015.	Filed herewith
17.2	Elana Berman-Shrira resignation letter dated January 8, 2105.	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOURNAL OF RADIOLOGY, INC. (Registrant)
Date: January 9, 2015
/s/ Fen Xing Fen Xing Chief Executive Officer

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